QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

DOT HILL SYSTEMS CORP.
SUBSIDIARIES

Dot Hill Japan
Dot Hill Europe BV
Dot Hill Singapore
Dot Hill Israel, a subsidiary of Dot Hill Europe BV
Dot Hill Germany GmbH, a subsidiary of Dot Hill Europe BV

QuickLinks

  Exhibit 21.1
DOT HILL SYSTEMS CORP. SUBSIDIARIES